SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934
                                (Amendment No. 8)

Filed by the Registrant                              [ ]
Filed by a party other than the Registrant           [X]
         Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     SECURED INVESTMENT RESOURCES FUND, L.P.
                (Name of Registrant as Specified in Its Charter)

                           Everest Properties II, LLC
                            Millenium Management, LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transactions applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
        (4) Proposed maximum aggregate value of transaction:
        (5) Total Fee paid:
[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing party:
    (4) Date filed:


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                           Everest Properties II, LLC
                            Millenium Management, LLC
                        199 S. Los Robles Ave., Suite 200
                               Pasadena, CA 91101

                                January 31, 2005


To the Limited Partners of
Secured Investment Resources Fund, L.P. ("SIR1") and
Secured Investment Resources Fund, L.P. II ("SIR2") (the "Partnerships")

         Re:      Electing a New General Partner - Recent Developments

Dear Limited Partner:

     We wish to update you on our efforts to remove James R. Hoyt and his company as the general partners of your Partnerships, and elect Millenium Management, LLC, a California limited liability company ("Millenium"), as the new general partner.

     We are pleased to report that we have entered into a Settlement Agreement with Mr. Hoyt and his company that, if approved by the State Court, will resolve the litigation and allow Millenium to take over as the new general partner of the Partnerships. The principal terms of the Settlement Agreement are:

     o All unit holders shall be admitted as substitute limited partners with respect to the units they currently hold, and upon the Effective Date of the Settlement Agreement, the current general partners will be removed and Millenium will become the successor general partner of the Partnerships, in accordance with the limited partnership agreements of the Partnerships and the majority vote received by Millenium.

     o Mr. Hoyt has signed a Promissory Note to repay all advances taken from SIR 2, which amount is initially set at $2.5 Million but shall be adjusted by auditors to ensure that Mr. Hoyt must repay all unrepaid loans or advances made to him and any other amounts taken in contravention of the Partnership Agreement. The Promissory Note provides for repayment to be made over ten (10 ) years, with interest being charged at a variable rate of the Prime Rate plus one percent (1%).

     o SIR 1 will repay to Mr. Hoyt all amounts loaned by him to SIR 1, which amount is initially set at $100,000 but shall be audited and adjusted accordingly. SIR 2 has a security interest in such payments to Mr. Hoyt, and such payments will be made directly to SIR 2 towards the amount owed to SIR 2.

     o All payments to be made by Millenium to Mr. Hoyt for his general partner interest (as required by the limited partnership agreements) and for the units of limited partnership interest he owns, a total of $41,800, shall be made directly to SIR 2 towards the amount owed by Mr. Hoyt to SIR 2.


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     We believe this is a very favorable  result for the  Partnerships.  It will allow Millenium to take over the management of the Partnerships, work to improve
the  performance  of  the  remaining  properties,   and  provide  you  with  the
information  about the  Partnerships to which you are entitled.  We have already
begun  to  coordinate   efforts  with  the   court-appointed   receiver  of  the
Partnerships' assets in anticipation of being able to take formal control of the Partnerships upon the State Court's approval of the Settlement Agreement.

     Summary of Litigation. Set forth below are brief summaries of the action filed by Millenium and its affiliates; and the action filed by Mr. Hoyt and his companies.

     1. Everest Management, LLC, et al. v. James R. Hoyt, et al., (District Court, Johnson County, Kansas, Case No. 03CV07056) (the "State Court")

     This case, filed on October 1, 2003, arose originally from Millenium's affiliates ("Everest") seeking access to, and inspection of the books and records of SIR 1 and SIR 2. On February 12, 2004, the State Court granted Everest's request and directed Mr. Hoyt and the Partnerships to make available for inspection and copying all books and records of the Partnerships. A review of the books and records revealed that an advance on management fees in an amount greater than $2,500,000.00 was taken from SIR 2 at some time during 2001.

     On June 2, 2004, Everest filed a motion for a temporary restraining order seeking to prevent the general partners from taking unauthorized cash advances and from selling, transferring, converting or otherwise encumbering any real property of either Partnership. On July 1, 2004, the motion for a temporary restraining order was granted.

     On June 28, 2004, Everest amended their complaint requesting the State Court to appoint a receiver to protect and operate the assets of SIR I and SIR
II. On September 9, 2004, and after hearing evidence on the matter, the State Court appointed Carl R. Clark, Esq. as receiver for both Partnerships. The State Court's decision to appoint a receiver has been appealed.

     Also on September 9, 2004, the State Court raised the issue of an apparent conflict of interest between Mr. Hoyt and the Partnerships based on the $2,500,000.00 advance on management fees. The State Court ordered counsel for Mr. Hoyt and the Partnerships to file a written statement addressing the apparent conflict of interest. Counsel provided the State Court with a confidential written response and subsequently withdrew as counsel for Mr. Hoyt, while remaining as counsel for the Partnerships.

     Everest again amended their complaint on October 15, 2004, seeking an order declaring that all assignees of record of both Partnerships be admitted as substitute limited partners. The aforementioned relief was necessary due to the general partner's failure to admit any assignees of record as substitute limited partners, effectively eliminating the limited partners' voting rights under the respective partnership agreements. In addition, Everest amended their complaint to bring claims, on behalf of all unit holders of SIR 2, against Mr. Hoyt and Secured Investment Resources II, Inc. (the corporate general partner of SIR 2) for breach of contract, unjust enrichment and conversion related to the $2,500,000.00 advance on management fees. These claims are currently pending.


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     On December 21,  2004,  the State Court made a finding that counsel for the
Partnerships should be removed from the pending litigation due to a conflict of interest based on their prior concurrent representation of Mr. Hoyt and the Partnerships.

     2. James R. Hoyt, et al. v. Everest Properties II, LLC, et al. (United States District Court, District of Kansas, Case No. 04-2369-CM-DJW)

     On August 6, 2004, James R. Hoyt, Secured Investment Resources, Inc., Secured Investment Resources II, Inc., SIR 1, and SIR 2 file an action against Everest Properties II, LLC and Millenium alleging: (1) that proxy statements and solicitation sent by Everest and Millenium to unit holders of SIR 1 and SIR 2 contained materially false and misleading information; and (2) requesting a declaration that the voting procedures set forth in the proxy solicitation violate the respective partnership agreements and that any resulting votes are void and of no effect.

     On October 7, 2004, Everest and Millenium filed a motion to dismiss all of the claims against Everest and Millenium. All claims in this action, including the motion to dismiss, are still pending.

     Recent Events in Partnership Operations. In the last several months, there have been several developments about which you should be aware. Although it is the general partners' obligation to keep you informed of these events, we will provide you with a brief description of a few significant developments.

     SIR 1. One of SIR 1's two remaining properties, the Hidden Valley Shopping Center, was threatened with foreclosure in December 2004. With the Receiver's consent, Mr. Hoyt loaned money to SIR 1 in order to reinstate the mortgage loan and prevent the foreclosure. The lender has subsequently claimed that the amount paid to reinstate the loan was not adequate, but as of the date of this letter, the lender and the Receiver continue to discuss the matter and foreclosure proceedings have not been resumed.

     SIR 2. With the approval of the Receiver and the State Court, the Forest Park Shopping Center was sold by SIR 2. The receiver has control of the proceeds of that sale. SIR 2 has been in default on its mortgage on the Sunwood Village Apartments (Las Vegas), and the lender is currently attempting to foreclose on the property. The Receiver is attempting to prevent the foreclosure by negotiating with the lender and considering a bankruptcy filing by the entity that holds the property. SIR 2 had entered into a contract to sell Sunwood for a price that we believe is substantially below its full value. We do not know the current status of that contract or whether it is enforceable.

     We anticipate that the State Court will determine whether to approve the Settlement Agreement within approximately fifteen days. We are extending the Expiration Date for the solicitation to 11:59 p.m. Pacific Time on the earlier to occur of the following dates (the "Expiration Date"): (i) February 21, 2005, or such later date to which Millenium determines to extend the solicitation,
(ii) the date Millenium determines that the Required Consents are received (as described in the Consent Solicitation Statement), and (iii) the date the State

Court has entered an order granting final approval to the Settlement Agreement or an order dismissing the State Lawsuit, whichever action of the State Court occurs first.


     You may still vote by returning the Consent form. If you have any questions, please do not hesitate to contact us at (626) 585-5920.

                                    Millenium Management, LLC


                                    /S/ W. Robert Kohorst
                                    ----------------------
                                    W. Robert Kohorst
                                    President


P.S. Please note our new address: 199 S. Los Robles Ave., Suite 200, Pasadena, CA 91101